Kewaunee Scientific Reports
Results for Fiscal Year and Fourth Quarter

Exchange:    NASDAQ (KEQU)                Contact:    Donald T. Gardner III
                                    704/871-3274

STATESVILLE, N.C. June 29, 2022 – PRNewswire / Kewaunee Scientific Corporation (NASDAQ: KEQU) today announced results for its fourth quarter and its fiscal year ended April 30, 2022.

Fiscal Year 2022 Fourth Quarter Results:

Sales during the fourth quarter of fiscal year 2022 were $49,715,000, an increase of 28.4% compared to sales of $38,707,000 from the prior year fourth quarter. The increase in sales resulted from both higher volumes for the Domestic segment as well as the implementation of price increases in response to higher raw material input costs, which are now flowing through production at a higher rate. Pre-tax earnings for the quarter were $2,345,000 compared to a pre-tax loss of $950,000 for the prior year period. Net loss for the quarter was $362,000 compared to $2,975,000 for the prior year. Net loss for the current quarter was unfavorably impacted by additional income tax expense of $2,561,000 due to the increase in the valuation allowance, largely driven by the Sale-Leaseback transaction executed on March 24, 2022, as part of the Company's re-capitalization strategy that is further discussed below. EBITDA1 for the quarter was $2,969,000 compared to a loss of $302,000 for the prior year period. Diluted loss per share was $0.13, as compared to a diluted loss per share of $1.08 in the prior year fourth quarter.

Domestic Segment - Domestic sales for the quarter were $37,720,000, an increase of 39.0% from sales of $27,139,000 in the prior year period. Net earnings for the domestic segment were $2,380,000 compared to a net loss of $56,000 in the prior year period. Domestic segment EBITDA was $2,957,000 compared to a loss of $34,000 for the prior year period. The year-over-year increase in sales resulted from both strong demand across all end-use markets as well as increased revenue per unit from price increases implemented earlier in the year now flowing through production and billings.

International Segment - International sales for the quarter were $11,995,000, an increase of 3.7% from sales of $11,568,000 in the prior year period as activity across the international markets remained strong. Net income for the international segment was $1,020,000 compared to $961,000 in the prior year period. International segment EBITDA was $1,456,000 compared to $1,529,000 for the prior year period. During the fourth quarter, the ASEAN market contributed at its highest level of the year as COVID-19 restrictions in the region begin to be lifted and sales returned to more normalized levels.

Corporate Segment – Corporate segment pre-tax net loss was $3,762,000 for the quarter, as compared to $3,880,000 in the prior year period. Corporate segment EBITDA loss for the quarter
1 EBITDA is a non-GAAP financial measure. See the table below for a reconciliation of EBITDA and segment EBITDA to net earnings (loss), the most directly comparable GAAP measure.

CORPORATE OFFICES ● P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 ● 2700 WEST FRONT STREET, STATESVILLE, NORTH CAROLINA 28677-2927
PHONE 704-873-7202 ● FAX 704-873-1275

was $1,444,000, a favorable improvement of 19.6% from corporate segment EBITDA loss of $1,797,000 for the prior year period. The primary driver of the improved EBITDA was the favorable impact from pension accounting because of the recovery of the plan assets at previous fiscal year-end.

The Company’s order backlog was $173.9 million on April 30, 2022, increasing from $138.1 million on January 31, 2022, and $114.5 million on April 30, 2021. This is the highest order backlog in the Company's history.

"Kewaunee delivered strong financial results during the fourth quarter of fiscal year 2022, responding to accelerating demand as construction activity continued to recover from COVID-19 lows," said Thomas D. Hull III, Kewaunee's President, and Chief Executive Officer. "Demand in the international markets remains strong, with an increasing rate of activity being felt in the ASEAN and Middle East markets, complementing what continues to be a strong Indian market. Demand across the United States was especially strong in the fourth quarter, with all our major geographies being extremely active."

"Profitability improved domestically during the fourth quarter based on higher manufacturing volumes as we continue to restore production capacity that was reduced due to the COVID-19 pandemic. Further, actions taken during the year to align pricing on new orders with rapidly inflating raw material inputs substantially mitigated the cost/price mismatch that we experienced during the previous four quarters. I am proud of how our Kewaunee Associates continue to work to serve our customers, overcoming numerous headwinds due to a historically tight labor market as well as managing through persistent supply chain challenges."

"Kewaunee has posted a record high backlog for the third time in the past four quarters, demonstrating the confidence customers have in our ability to meet their requirements in a dynamic operating environment. Domestically, our order backlog increase has been driven by strength in the life science and higher education end-use markets within the United States. Our international teams continue to see customers investing in large infrastructure projects requiring laboratories in India, the Middle East, and Africa and were awarded multiple, multi-year projects during the year. The strength in our backlog positions the Company well for the next fiscal year as the majority of these orders will deliver over the next twelve to eighteen months."

Fiscal Year 2022 Full Year Results:

Sales during fiscal year 2022 were $168,872,000, an increase of 14.5% compared to sales of $147,469,000 from the prior year. Pre-tax loss for the fiscal year was $2,485,000 compared to a pre-tax loss of $2,617,000 for the prior year. The net loss for the fiscal year was $6,126,000, compared to a net loss of $3,672,000 for the prior year. Results for the full year were affected by the factors previously mentioned, as well as the $4,170,000 due to the increase in the valuation allowance, largely driven by the Sale-Leaseback transaction executed on March 24, 2022. EBITDA for the fiscal year was $394,000 compared to $171,000 for the prior fiscal year. Diluted loss per share was $2.20, as compared to a loss per share of $1.33 in the prior fiscal year.

Domestic Segment - Domestic sales for the fiscal year were $126,848,000, an increase of 14.2% from sales of $111,035,000 in the prior year. This increase was driven by year-over-year volume growth as well as the implementation of price increases on new orders in response to higher raw material input costs. Domestic segment net loss was $229,000 compared to net income of $921,000 in the prior fiscal year. Domestic segment EBITDA was $2,223,000 compared to $3,560,000 for the prior year. Profitability was negatively impacted during the year by increased COVID-19 related disruptions, a previously disclosed cyber-attack, ongoing supply chain issues, labor shortages, and significantly elevated costs due to inflation. As discussed in previous press releases, the Company experienced significantly higher raw material costs of $4,559,000 throughout the year which could not be passed along to customers due to the fixed nature of the Company's contracts.

International Segment - International sales for the fiscal year were $42,024,000, an increase of 15.3% from sales of $36,434,000 in the prior year with strong activity in India being the principal driver of growth during the fiscal year. International segment net income was $2,333,000 compared to $2,049,000 in the prior fiscal year. International segment EBITDA was $3,571,000 compared to $3,164,000 for the prior year.

Corporate Segment – Corporate segment pre-tax net loss was $8,230,000 for the fiscal year, as compared to $6,642,000 in the prior fiscal year. Corporate segment EBITDA loss for the fiscal year was $5,400,000, a favorable improvement of 17.6% from corporate segment EBITDA loss of $6,553,000 for the prior year. The primary driver of the improved EBITDA was the favorable impact of pension accounting because of the recovery of the plan assets at previous fiscal year-end, partially offset by expenses related to the Company's decision to exit certain markets, where the Company had historically sold products directly, and professional fees related to financing activities.

Total cash on hand on April 30, 2022 was $6,894,000, as compared to $5,731,000 on April 30, 2021. Working capital was $49,272,000, as compared to $26,276,000 on April 30, 2021. Short-term debt was $1,588,000 on April 30, 2022, as compared to $6,828,000 at April 30, 2021, and long-term debt was $29,704,000 on April 30, 2022 as compared to $112,000 at April 30, 2021. The Company’s debt-to-equity ratio on April 30, 2022 was 1.07-to-1, as compared to 0.39-to-1 at April 30, 2021.

"The past fiscal year was another challenging year for Kewaunee as the economy re-opened from COVID-19 shutdowns and the pace of activity rose," said Thomas D. Hull III, Kewaunee's President, and Chief Executive Officer. "Fiscal year 2022 presented what were probably the most challenging headwinds the Company has ever had to manage. We experienced rapid inflation across most of our cost categories that initially had to be absorbed by the Company due to the fixed nature of contracts we enter into with customers. At the same time, we faced a surge in demand and the inability to rapidly ramp production to pre-COVID-19 levels due to staffing shortages and supply chain disruptions."

"Our vision for Kewaunee is to be 'the global supplier of choice with customers in the laboratory furniture and infrastructure markets.' In pursuing this vision, we continued making progress on strategic initiatives throughout the year, positioning Kewaunee well for the future:

•We announced the decision to stop selling direct in certain markets where the Company historically had due to the lack of sufficient dealer coverage in the territory. Through updated and expanded dealer agreements, Kewaunee has solidified its coverage in these territories, which will enable the Company to focus on its manufacturing operations as well as serving its channel partners with excellence. Direct projects remain in our backlog that we will be delivering over the course of fiscal year 2023. Once these projects complete, Kewaunee's domestic segment will be principally a manufacturer of laboratory and technical furniture products, with our channel partners handling product installation, buy-outs, and freight.
•We completed a re-capitalization of the Company through a Sale-Leaseback transaction of the Company's three manufacturing facilities and corporate headquarters located in Statesville, North Carolina. This transaction will enable the Company to terminate its credit facility with Wells Fargo and to deploy capital within the Company's manufacturing operations to improve cost and productivity.
•We made significant progress across our domestic manufacturing operations as a result of our lean and continuous improvement journey. This sets us up well to continue to deploy capital to modernize our metal manufacturing operations over the next two to three years, further improving our competitiveness and increasing our capacity.

•We realized the benefits of the investments we have made in our international team over the past few years, and were awarded several significant projects across the India, Middle East, Africa, and ASEAN regions."

"While significant economic uncertainty exists as we conclude fiscal year 2022, from continued broad-based inflation to concern about a possible pending recession, I am optimistic about the future based on the progress we continue to make in improving the fundamental operating capabilities of the organization. I am proud of how our Associates continue to respond to the challenges presented, recognizing the importance of Kewaunee's role in 'encouraging new discovery… Worldwide.'"

EBITDA and Segment EBITDA Reconciliation

Quarter Ended April 30, 2021	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$(56)	$961	$(3,880)	$(2,975)
Add/(Less):
Interest Expense	—	2	77	79
Interest Income	—	(62)	(5)	(67)
Income Taxes	(572)	560	1,991	1,979
Depreciation and Amortization	594	68	20	682
EBITDA	$(34)	$1,529	$(1,797)	$(302)

Quarter Ended April 30, 2022	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$2,380	$1,020	$(3,762)	$(362)
Add/(Less):
Interest Expense	—	13	223	236
Interest Income	—	(59)	(196)	(255)
Income Taxes	—	419	2,254	2,673
Depreciation and Amortization	577	63	37	677
EBITDA	$2,957	$1,456	$(1,444)	$2,969

Fiscal Year to Date April 30, 2021	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$921	$2,049	$(6,642)	$(3,672)
Add/(Less):
Interest Expense	—	4	385	389
Interest Income	—	(216)	(7)	(223)
Income Taxes	245	1,063	(318)	990
Depreciation and Amortization	2,394	264	29	2,687
EBITDA	$3,560	$3,164	$(6,553)	$171

Fiscal Year to Date April 30, 2022	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$(229)	$2,333	$(8,230)	$(6,126)
Add/(Less):
Interest Expense	—	30	602	632
Interest Income	—	(197)	(202)	(399)
Income Taxes	50	1,129	2,339	3,518
Depreciation and Amortization	2,402	276	91	2,769
EBITDA	$2,223	$3,571	$(5,400)	$394

About Non-GAAP Measures

EBITDA and Segment EBITDA are calculated as net earnings (loss), less interest expense and interest income, income taxes, depreciation, and amortization. We believe EBITDA and Segment EBITDA allow management and investors to compare our performance to other companies on a consistent basis without regard to depreciation and amortization, which can vary significantly between companies depending upon many factors. EBITDA and Segment EBITDA are not calculations based upon generally accepted accounting principles, and the method for calculating EBITDA and Segment EBITDA can vary among companies. The amounts included in the EBITDA and Segment EBITDA calculations, however, are derived from amounts included in the historical statements of operations. EBITDA and Segment EBITDA should not be considered as alternatives to net earnings (loss) or operating earnings (loss) as an indicator of the Company’s operating performance, or as an alternative to operating cash flows as a measure of liquidity.

About Kewaunee Scientific

Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. The Company’s products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company’s corporate headquarters are located in Statesville, North Carolina. Sales offices are located in the United States, India, Saudi Arabia, and Singapore. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local, Asian, and African markets. Kewaunee Scientific's website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, and other important factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to: competitive and general economic conditions and the ongoing impact of the COVID-19 pandemic, including disruptions from government mandates, both domestically and internationally, as well as supplier constraints and other supply disruptions; changes in customer demands; technological changes in our operations or in our industry; dependence on customers’ required delivery schedules; risks related to fluctuations in the Company’s operating results from quarter to quarter; risks related to international operations, including foreign currency fluctuations; changes in the legal and regulatory environment; changes in raw materials and commodity costs; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; and the ultimate impact on the Company of the cyber attack suffered on November 5, 2021. The cautionary statements made pursuant to the Reform Act herein and elsewhere by us should not be construed as exhaustive. We cannot always predict what factors would cause actual results to differ materially from those indicated by the forward-looking statements. Over time, our actual results, performance, or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and harmful to our stockholders’ interest. Many important factors that could cause such a difference are described under the caption “Risk Factors,” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 30, 2022, which you should review carefully. These reports are available on our investor relations website at www.kewaunee.com and on the SEC website at www.sec.gov. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Kewaunee Scientific Corporation
Condensed Consolidated Statements of Operations
($ and shares in thousands, except per share amounts)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2022	2021	2022	2021
Net sales	$49,715	$38,707	$168,872	$147,469
Cost of products sold	40,388	32,644	144,652	123,476
Gross profit	9,327	6,063	24,220	23,993
Operating expenses	7,086	6,716	26,828	25,309
Operating earnings (loss)	2,241	(653)	(2,608)	(1,316)
Pension income (expense)	89	(288)	355	(1,153)
Other income, net	251	70	400	241
Interest expense	(236)	(79)	(632)	(389)
Earnings (loss) before income taxes	2,345	(950)	(2,485)	(2,617)
Income tax expense	2,673	1,979	3,518	990
Net earnings (loss)	(328)	(2,929)	(6,003)	(3,607)
Less: Net earnings attributable to the non-controlling interest	34	46	123	65
Net earnings (loss) attributable to Kewaunee Scientific Corporation	$(362)	$(2,975)	$(6,126)	$(3,672)

Net (loss) earnings per share attributable to Kewaunee Scientific Corporation stockholders
Basic	$(0.13)	$(1.08)	$(2.20)	$(1.33)
Diluted	$(0.13)	$(1.08)	$(2.20)	$(1.33)
Weighted average number of common shares outstanding
Basic	2,790	2,763	2,786	2,760
Diluted	2,790	2,763	2,786	2,760

Kewaunee Scientific Corporation
Condensed Consolidated Balance Sheets
($ in thousands)

	April 30, 2022	April 30, 2021

Assets
Cash and cash equivalents	$4,433	$5,206
Restricted cash	2,461	525
Receivables, less allowances	41,254	32,882
Inventories	23,796	16,517
Income tax receivable	—	955
Note Receivable	13,457	—
Prepaid expenses and other current assets	6,164	4,372
Total Current Assets	91,565	60,457
Net Property, Plant and Equipment	15,121	15,982
Right of use assets	7,573	9,279
Other assets	4,514	3,666
Total Assets	$118,773	$89,384

Liabilities and Stockholders' Equity
Short-term borrowings	$1,588	$6,828
Current portion of financing lease liability	126	21
Current portion of operating lease liabilities	1,319	1,348
Current portion of financing liability	575	—
Accounts payable	27,316	16,780
Other Current Liabilities	11,369	9,204
Total Current Liabilities	42,293	34,181
Long-term portion of financing lease liability	228	91
Long-term portion of operating lease liabilities	6,179	7,860
Long-term portion of financing liability	28,775	—
Other non-current liabilities	5,118	5,765
Total Liabilities	82,593	47,897
Kewaunee Scientific Corporation Equity	35,694	41,241
Non-controlling interest	486	246
Total Stockholders' Equity	36,180	41,487
Total Liabilities and Stockholders' Equity	$118,773	$89,384